Exhibit 10

Description of Directors’ Compensation

The following is a description of the compensation arrangements of the members of the Board of Directors of Consolidated Edison, Inc., effective as of May 16, 2005:

Those members of the Board who are not employees of the Company or its subsidiaries are paid an annual retainer of $50,000 and a fee of $1,500 for each meeting of the Board or of the Boards of its subsidiaries attended. The Lead Director receives an annual retainer of $20,000. Con Edison will reimburse Board members who are not currently officers of the Company for expenses incurred in attending Board and Committee meetings. No person who serves on both the Con Edison Board and on the Board of its subsidiary, Con Edison of New York, and corresponding Committees, is paid additional compensation for concurrent service.

The Chairs of the, Environment, Health and Safety, Finance, and Planning Committees each receive an annual retainer of $5,000. The Chairs of the Corporate Governance and Nominating and Management Development and Compensation Committees each receive an annual retainer of $10,000. The Audit Committee Chair receives an annual retainer of $20,000, and each Audit Committee member receives an annual retainer of $10,000 and a fee of $2,000 for each meeting of the Audit Committee attended. Members of the other Committees of the Board or of the Boards of its subsidiaries receive a fee of $1,500 for each meeting of a Committee attended. The Acting Chair of any Board Committee, at meetings when the regular Chair is absent, is paid an additional meeting fee of $200 for any Committee meeting at which he or she presides.

Members of the Board who are officers of the Company or its subsidiaries receive no retainer or meeting fees for their service on the Board.

Members of the Board participate in Con Edison’s Long Term Incentive Plan (“LTIP”). Pursuant to the LTIP, which was approved at the 2003 Annual Meeting, each non-management Director is allocated an annual award of 1,500 deferred stock units on the first business day following each Annual Meeting. If a non-management Director is first appointed to the Board after an Annual Meeting, his or her first annual award will be prorated. In mid-2002, the Company terminated its retirement plan for Directors, converted each Director’s accrued benefits under the retirement plan into deferred stock units and allocated each Director 400 deferred stock units. The 2002 deferred stock units and all annual awards of stock units will be deferred until the Director’s termination of service from the Board of Directors. At the Director’s option, they may be paid at that time or further deferred for payment over a maximum of ten years. Each Director may defer all or a portion of his or her retainers and meeting fees into additional deferred stock units, which would be deferred until the Director’s termination of service or, at the option of the Director and if earlier than the date of termination, for five years or more after the year in which the units were deferred. Dividend equivalents are payable on deferred stock units in the amount and at the time that dividends are paid on Con Edison’s common stock and, at the Director’s option, are paid in cash or invested in additional deferred stock units. All payments on account of deferred stock units will be made in shares of Con Edison common stock except that fractional stock units will be paid in cash.

Directors are eligible to participate in the Stock Purchase Plan, which was approved at the 2004 Annual Meeting. The Stock Purchase Plan permits employees of Con Edison of New York, including executive officers, to contribute up to 20 percent of their salaries into the plan, but not more than $25,000 per year. Non-employee members of the Boards of Directors of Con Edison and its subsidiaries may invest under the plan through optional cash payments, subject to a maximum, excluding dividend reinvestments, of $25,000 during any calendar year. The Company contributes $1 for each $9 contributed by a participant in the plan. The contributions are used to purchase common stock of the Company. The Company pays brokerage and other expenses relating to the plan